                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/
+--------+
| FORM 4 |                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
        Brooks                       R.                            William
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    5401 E. Independence Blvd
--------------------------------------------------------------------------------
                                   (Street)

    Charlotte                          NC                          28218
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol Speedway Motorsports, Inc
                                             -------------------------
    (NYSE:TRK)
    ----------

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary) ###-##-####
                --------------

4.  Statement for Month/Year   May 2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     X  Director     X  Officer             ___ 10% Owner    ___ Other
    ---             ---
                        (give title below)                       (specify below)
     CFO & Treasurer
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                          Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock/1/       5/22/02     M              7,700          A        3.75                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          5/22/02     S              7,700          D      29.04479                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          5/23/02     M             13,500          A        3.75                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          5/23/02     S             13,500          D       28.9466                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          5/24/02     M              8,000          A        3.75                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          5/24/02     S              8,000          D       28.9750                               D
------------------------------------------------------------------------------------------------------------------------------------

                                                                       Continued

Footnotes:
  1. Transactions noted are effective pursuant to a plan compliant with S.E.C. Rule 10b5-1.
  2. This figure includes all shares held out right and all options regardless of exercise price and expiration date.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)
(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          (OVER)
                                                                  SEC 1474(3-99)

                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/
+--------+
| FORM 4 |                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
        Brooks                       R.                            William
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

--------------------------------------------------------------------------------
                                   (Street)

--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person
    ----------------------------------------------------------------------------

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
(*continued*)            Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                                               (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                  Code       V   Amout        (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock/1/       5/28/02     M              6,500          A        3.75                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          5/28/02     S              6,500          D       28.4146                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          5/29/02     M              4,000          A        3.75                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          5/29/02     S              4,000          D       28.2818                               D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          5/30/02     M              2,700          A        3.75                                 D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          5/30/02     S              2,700          D       28.2848                               D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      268,600
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)
(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB-control-number.

                                                                          (Over)
                                                                  SEC 1474(3-99)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Option/1,3/       3.75               5/22/02          M                                    7,700
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Option            3.75               5/23/02          M                                   13,500
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Option            3.75               5/24/02          M                                    8,000
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Option            3.75               5/28/02          M                                    6,500
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Option            3.75               5/29/02          M                                    4,000
-----------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Option            3.75               5/30/02          M                                    2,700
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Nature
                                 cisable and       Underlying Securities        of          of Deriv-        ship          or In-
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          direct
                                 Date                                           ative       Secur-           of De-        Bene-
                                 (Month/Day/                                    Secur-      ities            rivative      ficial
                                 Year)                                          ity         Bene-            Security      Owner-
                                                                                (Instr.     ficially         Direct        ship
                               --------------------------------------------     5)          Owned            (D) or        (Instr.
                               Date     Expira-                Amount or                    at End           Indirect      4)
                               Exer-    tion         Title     Number of                    of               I
                               cisable  Date                   Shares                       Month            (Instr. 4)
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                              6/21/95   12/21/04  Common Stock   7,700                                          D
------------------------------------------------------------------------------------------------------------------------------------
                              6/21/95   12/21/04  Common Stock  13,500                                          D
------------------------------------------------------------------------------------------------------------------------------------
                              6/21/95   12/21/04  Common Stock   8,000                                          D
------------------------------------------------------------------------------------------------------------------------------------
                              6/21/95   12/21/04  Common Stock   6,500                                          D
------------------------------------------------------------------------------------------------------------------------------------
                              6/21/95   12/21/04  Common Stock   4,000                                          D
------------------------------------------------------------------------------------------------------------------------------------
                              6/21/95   12/21/04  Common Stock   2,700                                          D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                          267,600
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

 3.  Option Granted pursuant to 1994 Speedway Motorsport Stock Option Plan

 4. This figure includes all options regardless of exercise price and expiration date.

   _______________________________      _________________
   **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.